Exhibit 21

Sitestar Corporation

Subsidiaries of Sitestar Corporation

Sitestar.net, a Virginia corporation
FRE Enterprises, Inc., a Virginia Corporation
Advanced Internet Services, Inc., a North Carolina corporation
NetRover Inc., an Ontario, Canada corporation